Exhibit 99.1
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES THIRD QUARTER 2010 FINANCIAL AND OPERATING RESULTS
•	Strong Financial Results Include 174% Increase in 3Q10 Total Product Revenue Vs. 3Q09

•	64% Increase in 3Q10 ZEVALIN® Revenue Vs. 3Q09

•	47% Sequential Increase In Total Product Revenue Over 2Q10

•	Three and Nine-Month 2010 Consolidated Revenues Approximately $16.7 Million and $40.2 Million, Respectively

•	Three and Nine-Month 2010 Product Revenues Approximately $13.7 Million and $30.1 Million, Respectively

•	Approximately $92 Million in Cash, Cash Equivalents and Investments as of September 30, 2010

•	Submitted FUSILEV Data in Colorectal Cancer in October 2010
IRVINE, California — November 4, 2010 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology, today reported financial results for the three and nine-months ended September 30, 2010.
“We are pleased with our accomplishments in the third quarter and year-to-date,” said Rajesh C. Shrotriya, M.D., Chairman of the Board of Directors, Chief Executive Officer, and President of Spectrum Pharmaceuticals, Inc. “We achieved record total product revenue and quarterly sales of ZEVALIN. We also submitted a response to the “Complete Response” letter for FUSILEV® for advanced metastatic colorectal cancer treatment. Lastly, we further strengthened our management team. We appointed Brett Scott, a proven healthcare executive, as our Acting Chief Financial Officer, to build and expand upon the existing financial and accounting infrastructure to support product revenue growth from our FDA approved anticancer drugs.”
“We are continuing to see benefits from the sales force optimization program put in place by our Chief Commercial Officer, Jim Shields, to maximize our return on investment,” continued Shrotriya. “Before year end, we expect to file the data supporting removal of the bioscan requirement for ZEVALIN. We expect additional FDA filings in 2011 and 2012 for belinostat and apaziquone, respectively.”
We believe that the steps we have taken will help us achieve our mission of bringing more effective treatments to cancer patients as quickly as possible.
Third Quarter Results Ended September 30, 2010 (All #s are approximates)
During the three-month period ended September 30, 2010, net cash, cash equivalents and investments used was approximately $2.5 million.
Consolidated revenue of $16.7 million was comprised of product sales of $13.7 million ($7.7 million from ZEVALIN, $6.0 million from FUSILEV) and $3.1 million from licensing fees. This compares to $7.1 million in consolidated revenue in the third quarter of 2009, which was comprised of $5.0 million from product sales ($4.7 million from ZEVALIN, $0.3 million from FUSILEV) and $2.1 million from licensing fees. The Company recorded a net loss of $4.6 million, or ($0.09) per basic and diluted share, compared to net income of $474 thousand, or $0.01 per basic and ($0.07) per diluted share, in the third quarter of 2009. Total research and development expenses were $7.5 million, as compared to $5.5 million in the same period of 2009, primarily due to a non-cash charge of $1.7 million related to acquisition of intellectual property in the third quarter of 2010. Selling, general and administrative expenses were $11.4 million compared to $7.0 million in the same period in 2009 an increase primarily due to commercial activities.
157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.sppirx.com    •    NASDAQ: SPPI

Nine-Month Results Ended September 30, 2010 (All #s are approximates)
During the nine-month period ended September 30, 2010, net cash used in operations was approximately $32.8 million, including the one-time upfront payment of $30 million for belinostat.
Consolidated revenue of $40.2 million was comprised of product sales of $30.1 million ($21.1 million from ZEVALIN, $9.0 million from FUSILEV) and $10.1 million from licensing fees. This compares to $29.4 million in consolidated revenue in the same nine-month period of 2009, which was comprised of $23.0 million from product sales ($10.6 million from ZEVALIN, $12.4 million from FUSILEV) and $6.4 million from licensing fees. The Company recorded a net loss of $53.3 million, or ($1.08) per basic and diluted share, compared to a net loss of $29.2 million, or ($0.80) per basic and diluted share, in the same nine-month period of 2009. Research and development expenses were $50.3 million, as compared to $17.5 million in the same period of 2009, an increase primarily related to the $30 million one-time, upfront license fee for belinostat. Selling, general and administrative expenses were $36.1 million compared to $22.5 million in the same period in 2009, an increase primarily due to commercial activities.
Cash, cash equivalents, and investments in marketable securities, including long-term bank certificates of deposits, totaled $92 million as of September 30, 2010.
There are approximately 50 million shares of common stock issued and outstanding.
Company Accomplishments, Goals and Upcoming Milestones
ZEVALIN
•	Continue to grow the brand;

•	Submit to the FDA data supporting removal of the bioscan requirement; and,

•	Continue to evaluate and design clinical trial strategies to expand ZEVALIN’s approved indications to treat additional patient populations.
FUSILEV
•	Submitted response on October 29, 2010, to FDA’s complete response letter for its use in colorectal cancer; and,

•	Currently expect FDA to render a decision in 2011.
Apaziquone
•	Top-line data from the registrational Phase 3 bladder cancer trials is expected in 2012.
Belinostat
•	Peripheral T-Cell Lymphoma — Anticipate NDA filing in 2011.

•	Carcinoma of Unknown Primary — TopoTarget on track to complete enrollment by year-end 2010 in the ongoing Phase 2 CUP trial.
Conference Call
Thursday, November 4, 2010 @ 1:00 p.m. Eastern/10:00 a.m. Pacific

Domestic:	(877) 837-3910
International:	(973) 796-5077
Webcast and replays: www.sppirx.com

Audio replays will be available through December 1, 2010
Domestic:	(800) 642-1687, passcode 10149788
International:	(706) 645-9291, passcode 10149788
157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.sppirx.com    •    NASDAQ: SPPI

About ZEVALIN® and the ZEVALIN Therapeutic Regimen
ZEVALIN (ibritumomab tiuxetan) is indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma (NHL), who achieve a partial or complete response to first-line chemotherapy. ZEVALIN is also indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.
ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of three components: rituximab, Indium-111 (In-111) radiolabeled ZEVALIN for imaging, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. The ZEVALIN therapeutic regimen is a form of cancer therapy called radioimmunotherapy. Radioimmunotherapy (RIT) is an innovative form of cancer treatment with a mechanism of action that is different from traditional chemotherapy. RIT builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.
Full prescribing information can be found at www.ZEVALIN.com.
About FUSILEV® (levoleucovorin) for Injection
FUSILEV, a novel folate analog, is available in vials for injection as freeze-dried powder. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation containing only the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.FUSILEV.com.
About Spectrum Pharmaceuticals Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates. The Company has assembled an integrated in-house scientific team, including clinical development, medical research, regulatory affairs, biostatistics and data management, formulation development, and has established a commercial infrastructure for the marketing of its drug products. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.sppirx.com    •    NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	(In thousands, except shares and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$13,660	$4,976	$30,050	$23,030
License and contract revenue	3,075	2,125	10,117	6,375

Total revenues	16,735	7,101	40,167	29,405

Operating costs and expenses:
Cost of product sales (excludes amortization of purchased intangibles assets)	3,789	2,429	10,626	5,702
Selling general and administrative	11,411	6,995	36,075	22,538
Research and development	7,485	5,488	50,314	17,533
Amortization of purchased intangibles	930	950	2,790	2,850

Total operating costs and expenses	23,615	15,862	99,805	48,623

Loss from operations	(6,880)	(8,761)	(59,638)	(19,218)
Change in fair value of common stock warrant liability	1,629	8,863	6,030	(11,759)
Other income, net	578	372	245	601

Net (loss) income before provision for income taxes	(4,673)	474	(53,363)	(30,376)
Provision for income tax	79	—	79	—
Net loss attributable to non-controlling interest	—	—	—	1,146

Net (loss) income attributable to Spectrum Pharmaceuticals, Inc. stockholders	$(4,594)	$474	$(53,284)	$(29,230)

Net (loss) income per share
Basic	$(0.09)	$0.01	$(1.08)	$(0.80)

Diluted	$(0.09)	$(0.07)	$(1.08)	$(0.80)

Weighted average common shares outstanding
Basic	49,739,072	42,364,983	49,146,245	36,189,156

Diluted	49,739,072	44,191,257	49,146,245	36,189,156

Summary Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2010	2009

Cash, cash equivalents and marketable securities	$84,596	$113,341
Accounts receivable, net	9,465	8,658
Inventories, net	3,795	3,230
Other current assets	1,080	1,028

Total current assets	98,936	126,257
Bank certificates of deposit & treasuries	7,376	11,438
Intangible assets, net	30,535	33,325
Property and equipment, net and other assets	3,645	2,113

Total assets	$140,492	$173,133

Current liabilities	$47,038	$39,499
Commitments & Contingencies	—	—
Deferred revenue, other credits and liabilities	29,063	25,310
Stockholders’ equity	64,391	108,324

Total liabilities and stockholders’ equity	$140,492	$173,133

157 Technology Dr    •    Irvine, California 92618    •    Tel: 949-788-6700    •    Fax: 949-788-6706    •    www.sppirx.com    •    NASDAQ: SPPI